POLICY GOVERNING INSIDER TRADING AND TIPPING

Policy Governing Insider
Trading and Tipping

I.Purpose
To comply with federal and state securities laws governing (a) trading in California BanCorp (collectively with its wholly-owned subsidiaries, including California Bank of Commerce, N.A., the “Company”) securities while aware of “material nonpublic information” concerning the Company, and (b) tipping or disclosing material nonpublic information to outsiders, and (c) to prevent even the appearance of improper insider trading or tipping, the Company has adopted this policy for all members of the Board of Directors of the Company (and any Board observers), all officers of the Company, and all employees of, and consultants and contractors to, the Company, and each of their respective Immediate Family Members.

II.Scope
This policy applies to any and all transactions in the Company’s securities, including sales, purchases, gifts, exchanges or any interest or position relating to the future price of Company securities such as a put, call or short sale. This policy applies to any and all securities of the Company, including its common stock, and any other type of securities that the Company may issue from time to time, such as preferred stock, debentures, warrants and exchange-traded options or other derivative securities.

This policy will be provided or accessible to all directors, officers, employees, and select consultants and contractors upon its adoption by the Company, and to all new directors, officers, employees, and select consultants and contractors at the start of their employment or relationship with the Company. Upon first receiving a copy of this policy (or revisions thereto), each Covered Person must sign an acknowledgment that he or she has reviewed such copy, is not aware of any activities that would constitute a violation of the policy and agrees to comply with the policy’s terms. A copy of this acknowledgement is attached hereto as Exhibit A. The policy will also be redistributed to all Covered Persons on a regular basis. This policy will be deemed delivered to and received by a Covered Person at such time that physical or electronic delivery to the Covered Person occurs, including by means of provision of a web link to the policy.

III.Definitions
A.    “Family Member” means and it is limited to, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Holder's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a
01/30/2025, Owner - Chief Legal Officer

Policy Governing Insider
Trading and Tipping

foundation in which these persons (or the Holder) control the management of assets, and any other entity in which these persons own more than fifty percent of the voting interests.
B.“Immediate Family Member” shall mean spouse, domestic partner, lineal descendant, father, mother, brother, or sister who resides in the same household as the director, officer, employee, consultant or contractor.
C.All persons covered by this policy are referred to as “Covered Persons.”
D.“Material” Information - information about the Company is “material” if it would be expected to affect the investment decisions of the reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of Company securities; material information can be positive or negative and is not limited to financial information. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:
•earnings information, quarterly results, related conference calls and related financial performance information;
•performance against or changes to externally communicated financial or other performance targets;
•performance against or changes to financial other significant internal business forecasts;
•changes in the cadence or amount of dividends;
•guidance/statements on earnings estimates;
•responses to market rumors;
•reviewing analyst reports;
•analyst and investor visits;
•changes in market share, production scheduling, pricing, revenue/income mixes, strategic plans, or liquidity;
•changes in debt ratings or analyst upgrades or downgrades of the issuer or one of its securities;
•material changes in the Company’s prospects;
•significant write-downs in assets or increases in reserves;
•changes in control or in senior management;
•mergers, acquisitions, tender offers, joint ventures or changes in assets;
•change in auditors or auditor notification that the Company may no longer rely on the auditor’s audit reports;
•significant legal proceedings or governmental investigations;
01/30/2025, Owner - Chief Legal Officer

Policy Governing Insider
Trading and Tipping

•regulatory approvals or changes in regulations and any analysis of how they affect the Company;
•loss of a significant supplier or entry into a significant joint venture;
•significant changes in accounting treatment, write-offs or effective tax rate;
•major cybersecurity breaches;
•changes in top management or directors; and
•events regarding the Company’s securities (e.g., repurchase plans, stock splits or changes in dividends, public or private sales of additional securities by the Company).
E.“Nonpublic” Information- material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services and financial news services, or through filings with the SEC. For the purposes of this policy, information will be considered public, i.e., no longer “nonpublic,” after the close of trading on the second full trading day following the Company’s widespread public release of the information.
F.“Tipping”- Tipping is the disclosure of material nonpublic information concerning the Company or its securities to an outside person. Providing inside information to anyone who thereafter trades on the basis of that information may subject both the “tipper” (information provider) and “tippee” (receiver of information) to insider trading liability.

IV.Policy

Officers, Directors, and Certain Designated Employees
Certain positions within the Company, by their nature, have greater access to the Company’s material nonpublic information. The Company has designated the individuals holding the positions set forth on Exhibit B as “Restricted Persons” under this policy.

Employees who hold the positions listed on Exhibit B must obtain prior approval of all transactions in Company securities from the Compliance Officer (as hereinafter defined) in accordance with the procedures set forth in this policy. The positions listed on Exhibit B may be updated from time to time.

Insider Trading Compliance Officer
The Company has designated its Chief Legal Officer/General Counsel as its Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer will review and either approve or prohibit all proposed transactions by Covered Persons requiring approval in accordance with this policy. Covered Persons who are unsure whether the information they are aware of is material and nonpublic must consult the Compliance Officer for guidance before transactions in any Company securities. The Compliance Officer may designate the Chief Financial
01/30/2025, Owner - Chief Legal Officer

Policy Governing Insider
Trading and Tipping

Officer who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

In addition, the duties of the Compliance Officer will include the following:

•Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures.
•Ensuring that inquiries relating to this policy and its procedures are appropriately addressed.
•Designating and announcing Special Blackout Periods (as defined below), including the persons subject thereto. At the discretion of the Compliance Officer, a Special Blackout Period may be made applicable to all or a sub-set of Covered Persons.
•Ensuring that this policy and other appropriate materials are provided to new Covered Persons in accordance with this policy, and that this policy (and/or a summary thereof) is distributed or accessible to Covered Persons on a regular basis.
•Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations.
•Maintaining records as required by the provisions of this policy or the procedures set forth herein.
•Assisting the Board of Directors (the “Board”) and relevant Board committees in revising this policy as necessary.
•Maintaining the list of Restricted Persons as attached on Exhibit B and updating it as necessary to reflect the positions within the Company most likely to have access to material nonpublic information.
•Consulting at his or her discretion with outside legal counsel.
•Assisting with the coordination of Trading Plans, as described in this policy.

Statement of Company Policy and Procedures
Prohibited Activities
•Trading on Material Nonpublic Information. No Covered Person may trade in Company securities while aware of material nonpublic information concerning the Company.
•Covered Persons. No Covered Person may trade during a Regular Blackout Period unless the Covered Person receives express approval for such trade as set forth in this policy.
•Restricted Persons. No Restricted Person may trade in Company securities unless the trade has been approved in accordance with the procedures set forth in this policy. Restricted Persons who wish to sell Company securities are encouraged to sell their securities pursuant to a Trading Plan as described in this policy.
01/30/2025, Owner - Chief Legal Officer

Policy Governing Insider
Trading and Tipping

•Special Blackout Periods. Absent a hardship exception, no transactions in Company securities are permitted during a Special Blackout Period for those Covered Persons who are designated by the Compliance Officer as subject to the Special Blackout. Special Blackout Periods may occur as extensions of Regular Blackout Periods, or may be imposed during open trading windows if the Compliance Officer reasonably determines that Covered Persons have come into possession of, or have access to, material nonpublic information.
•Compliance Officer. The Compliance Officer may not trade in Company securities unless the transaction has been approved by the Chief Executive Officer or Chief Financial Officer.
•Tipping. No Covered Person may “tip” or disclose material nonpublic information concerning the Company to any outside person (including Family Members, analysts, individual investors, customers and members of the investment community and news media), unless required as part of that Covered Person’s regular duties for the Company and authorized by the Chief Financial Officer or the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Chief Financial Officer or the Compliance Officer.
•Trading Advice. No Covered Person may give trading advice of any kind about the Company to anyone while the Covered Person is aware of material nonpublic information about the Company, except that Covered Persons should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all Covered Persons from giving trading advice concerning the Company’s securities to third parties even when the Covered Persons are not aware of material nonpublic information about the Company.
•Options. No Covered Person may trade in any interest or position relating to the future price of Company securities, such as a put, call or short sale.
•Purchase on Margin. No Covered Person may purchase Company securities on margin, hold Company securities in a margin account, or otherwise pledge Company securities as collateral for a loan. The Compliance Officer may make exceptions to this prohibition on a case by-case basis.
•Hedging. No Covered Person may hedge Company securities. A “hedge” is a transaction designed to offset or reduce the risk of a decline in market value or an equity security and can include, but is not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds. Please also refer to the Anti-Hedging Policy.
01/30/2025, Owner - Chief Legal Officer

Policy Governing Insider
Trading and Tipping

•Speculative Trading. No Covered Person may trade in securities of the Company on an active or “in and out” basis, including short-term speculation.
•Information Regarding Other Public Companies. No Covered Person through the Covered Person’s relationship with the Company may (a) trade in the securities of any other public company once the Covered Person has become aware of material nonpublic information concerning that entity, (b) ”tip” or disclose material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while the Covered Person is aware of material nonpublic information about that company.
Exceptions to Prohibited Activities
The prohibition on transactions in Company securities under this policy does not include the following:
•The exercise of vested employee stock options, either on a “cash for stock” or “stock for stock” basis, where no Company securities are sold to fund the option exercise. However, the stock acquired through the exercise of vested stock options is subject to this policy;
•Company securities sold under a Trading Plan as described in this policy;
•Transfers of Company stock by a Covered Person into a trust for which the Covered Person is a trustee, or from the trust back into the name of the Covered Person;
•Bona fide gifts; and
•Bona fide charitable donations to an organization that has obtained 501(c)(3) tax exempt status under the Internal Revenue Code.
Controlling Persons
•A Controlling Person includes the Company and any person who, at the time of a violation, directly or indirectly controls any person who committed a violation of insider trading laws. For example, a supervising employee may be deemed to be a Controlling Person of his/her direct reports.
•A Controlling Person may be subject to liability for insider trading or tipping by a controlled person unless the control person acted in good faith and did not directly or indirectly induce the violation.
•All Controlling Persons are encouraged to be vigilant in monitoring the activities of controlled persons who have access to or who may be aware of material non-public information and promptly report any suspicious activity to the Compliance Officer.
01/30/2025, Owner - Chief Legal Officer

Policy Governing Insider
Trading and Tipping

Blackout Periods
•Regular Blackout Periods. The Company’s regular blackout period begins after the market closes on the 15th calendar day of the last month in any calendar quarter and concludes after the market closes on the second full trading day following the Company’s public release of quarterly or annual financial results (the “Regular Blackout Period”).
No Restricted Person may trade during any Regular Blackout Period outside of an authorized Trading Plan or without obtaining a Hardship Exception (as defined below).
Covered Persons (other than Restricted Persons) may trade in Company securities during a Regular Blackout Period only with the prior written approval of the Compliance Officer in accordance with the procedures set forth in this policy.
•Special Blackout Periods. From time to time, the Compliance Officer may determine that a “Special Blackout Period” should be imposed on some or all Covered Persons even if a Regular Blackout Period is not otherwise in effect due to the existence, or potential existence, of certain information. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development, including an investigation of a material cybersecurity event. However, special blackout periods may be declared for any reason. No Covered Person or Restricted Person designated by the Compliance Officer as subject to a Special Blackout Period may trade during such period, except in compliance with the provisions in this policy. The existence of a Special Blackout Period, as defined and announced by the Compliance Officer, should be considered confidential information and Covered Persons are prohibited from communicating the existence of a Special Blackout Period to anyone who is not also a Covered Person.
Procedures for Approving Transactions by Covered Persons, Restricted Persons, and in Hardship Cases
•Transactions Generally. During a Regular Blackout Period, no Covered Person or Restricted Person may trade in Company securities until:
a.The person trading has notified the Compliance Officer in writing of the amount and nature of the proposed transaction no earlier than two business days prior to the proposed trading date utilizing the form attached hereto as Exhibit C.
01/30/2025, Owner - Chief Legal Officer

Policy Governing Insider
Trading and Tipping

b.The person trading has certified to the Compliance Officer in writing that: (i) he or she is not aware of material nonpublic information concerning the Company or its securities; and (ii) the proposed transaction does not violate the trading restrictions of Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”) or Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).
c.The Compliance Officer has reviewed the circumstances of the proposed transaction and has approved the trade in writing.
d.If the transaction order is not placed within two business days after receiving clearance, the clearance for the transaction must be re-requested in the manner described above since circumstances may have changed over that time period.
e.The Compliance Officer’s decision on clearance, whether approved or denied, shall be final and kept confidential.

•Hardship Transactions. The Compliance Officer may, on a case-by case basis, authorize transactions in Company securities during a Regular Blackout or Special Blackout Period due to a financial or other hardship only after:
a.The person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed transaction no earlier than two business days prior to the proposed trading date using the form attached hereto as Exhibit C.
b.The person trading has certified to the Compliance Officer in writing that he or she is not aware of material nonpublic information concerning the Company.
c.The Compliance Officer has approved the transaction, and the Compliance Officer has certified approval in writing.
d.If the transaction order is not placed within two business days after receiving clearance, the clearance for the transaction must be re-requested in the manner described above since circumstances may have changed over that time period.
e.The Compliance Officer’s decision on clearance, whether approved or denied, shall be final and kept confidential.

•No Obligation to Approve Transactions. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any transactions. The Compliance Officer may reject any transaction requests at his or her reasonable discretion.
01/30/2025, Owner - Chief Legal Officer

Policy Governing Insider
Trading and Tipping

Employee Benefit Plans
The trading prohibitions and restrictions set forth in this policy do not apply to periodic contributions by the Company or employees to employee benefit plans (e.g., pension, employee stock purchase or 401K plans) that are used to purchase Company securities pursuant to the employees’ advance instructions. In order to qualify for exemption from the trading prohibitions and restrictions set forth in this policy, however, such employee instructions to the employee benefit plans must qualify as a Trading Plan, as described in this policy and be approved by the Compliance Officer.
Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by persons subject to Section 16 of the Exchange Act, restrictions on the sale of securities subject to Rule 144 under the Securities Act, or coordination with Company stock repurchases under Rule 10b-18 under the Exchange Act. Any Covered Person who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
Potential Civil, Criminal, and Disciplinary Sanctions
Civil and Criminal Penalties
The consequence of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5,000,000, and serve a jail term of up to twenty years. Controlling Persons of the person violating the rules may also be required to pay major penalties. The foregoing sanctions also apply to a tipper or person who disclosed material nonpublic information even when that person did not profit from the transaction.

Company Discipline
Violation of this policy or federal or state insider trading or tipping laws by any Covered Person may subject the director, officer, employee, consultant or contractor to disciplinary action by the Company up to and including termination for cause.

Reporting of Violations
Any Covered Person who violates this policy or any federal or state laws governing insider trading or tipping or knows of any such violation by any other Covered Persons, must report the violation
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Policy Governing Insider
Trading and Tipping

immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with outside legal counsel, will determine whether the Company should release any material nonpublic information, seek a confidentiality agreement from the outside party to whom the material nonpublic information was disclosed, or report the violation to the Securities and Exchange Commission or other appropriate governmental authority.

Individual Responsibility and Inquiries
Individual Responsibility
Every Covered Person has the individual responsibility to comply with this policy. A Covered Person may, from time to time, be required to forego a proposed transaction in the Company’s securities, even if he or she planned to make the transaction before learning of the material nonpublic information and even though the Covered Person believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Inquiries
Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.

Pre-Approved Trading Plans
A Covered Person may elect to trade in Company securities pursuant to a written plan or set of instructions to another person (a “Trading Plan”).

All Trading Plans are subject to clearance by the Compliance Officer. A Trading Plan will not be cleared unless it contains the following provisions:
•A Trading Plan must be in writing and signed by the person seeking to adopt the Trading Plan.
•A Trading Plan must include the following:

a.The specific amount of securities to be traded (either a specified number of securities or a specified dollar value of securities); the price at which the securities are to be traded; and the date on which the order is to be executed (either the specific day of the year on which the order is to be executed—or as soon thereafter as is practicable under ordinary principles of best execution—in the case of a market order, or, in the case of a limit order, a day of the year on which the limit order is in force);

OR
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Policy Governing Insider
Trading and Tipping

b.A written formula or algorithm, or computer program for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold;

OR

c.A provision that grants complete investment discretion to another person (a “Representative”) and does not permit the Covered Person to exercise any subsequent influence over how, when, or whether to effect trades. Reliance upon this provision will also require a signed affirmation by the Representative that such Representative will not exercise this complete grant of discretion to trade on such securities while such Representative is aware of material nonpublic information about the Company or its securities.

•If a Trading Plan is adopted, all trades must be made pursuant to the Trading Plan. A Covered Person seeking to utilize a Trading Plan may not, in any manner, alter or deviate from the trading instructions set forth in a Trading Plan, including changing the amount, price, or timing of the trade.
•A Covered Person may only hold one active Trading Plan at a time.
•Trading Plans may be terminated. However, trades made following termination of the Trading Plan will not be afforded any protection by Rule 10b5-1 of the Exchange Act. A Covered Person may not in any way discuss with his or her designated Representative or stockbroker the Company, information about the Company, or the timing of the trading in the Company’s securities (other than to confirm that he or she has given instructions and set forth their contents). Additionally, a new Trading Plan may not be adopted within 30 days of terminating a Trading Plan.
•Any Covered Person seeking to adopt a Trading Plan may not do so if he or she is aware of any material nonpublic information about the Company or the Company’s securities, or any information at variance with the Company’s statements to investors.
•Any Covered Person seeking to adopt a Trading Plan must enter into such Trading Plan in good faith and not as a part of a plan or scheme to evade the prohibitions of any insider trading laws, rules, or regulations.

The Company reserves the right to reject any Trading Plan which, in its absolute judgment, does not satisfy the requirements above or that generally does not comply with the provisions of Rule 10b5-1 of the Exchange Act.
01/30/2025, Owner - Chief Legal Officer

Policy Governing Insider
Trading and Tipping

EXHIBIT A
RECEIPT AND ACKNOWLEDGMENT

I,     , hereby acknowledge that I have received and read a copy of the “Policy Governing Insider Trading and Tipping” (the “Policy”) and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above- titled policy may subject me to discipline by the Company up to and including termination for cause. I hereby certify that I am not aware of any violations of the Policy and that if I become aware of any such violations, I shall provide prompt notice in accordance with the terms of the Policy and shall take such other actions as may be required by the Policy.

Dated:

Signature

Print Name
01/30/2025, Owner - Chief Legal Officer

Policy Governing Insider
Trading and Tipping

EXHIBIT B
PERSONS DESIGNATED AS RESTRICTED PERSONS

Position
•All Directors of California BanCorp and/or California Bank of Commerce, N.A. including the Chairperson of these companies, respectively.
•The President and/or CEO of California BanCorp and/or California Bank of Commerce, N.A., respectively.
•All officers of California BanCorp and/or California Bank of Commerce, N.A., respectively, with an Executive Vice President title and above.
•Members of the Accounting/Finance Department reporting directly to the Bank’s Chief Financial Officer and/or Chief Accounting Officer.
•All Directors and officers of California BanCorp and/or California Bank of Commerce, N.A., with reporting obligations under Section 16 of the Exchange Act.
•Employees of California BanCorp and/or California Bank of Commerce, N.A., respectively, that are involved in SEC compliance reporting.
•Administrative Assistants to each of the categories presented above.
•Persons who share a Restricted Person’s household.
•Any individual whom the Compliance Officer may designate as a “Restricted Person” because he or she has access to material nonpublic information concerning the Company.
•Any other individual so designated by the Board of Directors of California BanCorp or the Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, or Chief Legal Officer.
01/30/2025, Owner - Chief Legal Officer

Policy Governing Insider
Trading and Tipping

EXHIBIT C
APPLICATION AND APPROVAL FORM
FOR TRADING BY RESTRICTED PERSONS

Application Type:

□	Covered Person (in Regular Blackout Periods)	□	Restricted Person	□	Hardship Exception

Name
Title
Proposed Trade Date (within two (2) business days of requesting clearance)
Type of Security to be Traded
Type of Transaction (Purchase / Sale)
Number of Shares to be Traded

CERTIFICATION

I,     , hereby certify that I am not aware of any “material nonpublic information” concerning the Company (as defined in the Company’s “Policy Governing Insider Trading and Tipping”). I understand that if I trade while I am aware of such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company up to and including termination for cause. I hereby certify that I am not aware of any violations of the Policy and that if I become aware of any such violations, I shall provide prompt notice in accordance with the terms of the Policy and shall take such other actions as may be required by the Policy. I understand that any transaction orders need to be placed within two (2) business days after receiving clearance.

Dated:

Signature

Print Name
01/30/2025, Owner - Chief Legal Officer

Policy Governing Insider
Trading and Tipping

REVIEW AND DECISION

The Compliance Officer has reviewed the foregoing application and
□Approves
□Prohibits

the proposed transaction(s).

Compliance Officer (or Designee)
(Dated)

The Bancorp CFO has reviewed the foregoing application and

□Approves
□Prohibits
the proposed transaction(s).

(Name)
(Title)
(Date)

01/30/2025, Owner - Chief Legal Officer